Exhibit 99.1

UTC REPORTS 17 PERCENT SECOND QUARTER EARNINGS PER SHARE INCREASE; RAISES

CASH FLOW EXPECTATIONS AND TIGHTENS 2005 EPS OUTLOOK TO HIGH END OF RANGE

HARTFORD, Conn., July 20, 2005 – United Technologies Corp. (NYSE:UTX) today reported second quarter 2005 earnings per share increased 17 percent to $0.95 compared with the year ago second quarter. Consolidated revenues increased 16 percent to $11.2 billion, including 6 percent organic growth and contributions from the Linde commercial refrigeration and Kidde acquisitions.

As anticipated, second quarter results include favorable income tax and interest income adjustments related principally to 1994-1999 U.S. federal tax audits and a non-cash investment gain on shares held in SNECMA. UTC recorded $70 million of restructuring costs in the quarter, and the net impact of these adjustments and costs contributed $0.09 to earnings per share. UTC expects second half costs for restructuring to equal or exceed this $0.09 per share net favorable impact. In the year ago second quarter, favorable items exceeded costs for restructuring by $0.07 per share on a split adjusted basis and were more than offset with additional restructuring costs in the second half.

“This is another strong quarter for UTC,” said Chairman and Chief Executive Officer George David. “We had solid revenue and double digit operating profit improvements in 5 of our 6 businesses. Carrier’s operating profit was down slightly in the quarter as a result of weaker North American and European residential HVAC markets and continued commodity cost pressures.”

“Following this solid quarter and first half, we’re tightening our earnings guidance and raising our cash outlook accordingly. Earnings per share should grow 14 to 16 percent in the range of $3.00-$3.07 for the year. Cash flow from operations less capital expenditures should equal net income, including voluntary cash pension contributions of $500 million. The businesses are in great shape,” David added.

Cash flow from operations of $1.188 billion in the quarter included $100 million in voluntary cash pension contributions and, after capital expenditures of $183 million, exceeded net income.

Share repurchase in the quarter was $260 million, and $375 million for the first half. UTC expects to repurchase approximately $1 billion of common stock for the year, similar to last year’s level and an increase from prior expectation of $600 million.

Year to date earnings per share increased 18 percent to $1.59 on revenue growth of 13 percent. Net income grew 19 percent to $1.6 billion. First half cash flow from operations of $2.0 billion includes $165 million in voluntary cash pension contributions and, after capital expenditures of $335 million, exceeded net income.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenues, earnings, cash flow and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions, the rate and ability to effectively integrate these acquired businesses, the ability to achieve cost reductions at planned levels, and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information in the “Business” section of UTC’s Annual Report on Form 10-K, the information included in UTC’s 10-K and 10-Q Reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the information included in Current Reports on Form 8-K.

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions, except per share amounts)	2005	2004	2005	2004
Revenues	$11,152	$9,622	$20,559	$18,268

Cost and Expenses
Cost of goods and services sold	7,990	6,976	14,805	13,251
Research and development	318	315	609	626
Selling, general and administrative	1,355	1,114	2,568	2,254

Operating Profit	1,489	1,217	2,577	2,137
Interest expense	120	91	220	178

Income before income taxes and minority interests	1,369	1,126	2,357	1,959
Income taxes	(326)	(248)	(603)	(478)
Minority interests	(72)	(61)	(132)	(113)

Net Income	$971	$817	$1,622	$1,368

Earnings Per Share of Common Stock
Basic	$.98	$.82	$1.63	$1.37
Diluted	$.95	$.81	$1.59	$1.35

Average Shares
Basic	995	992	994	996
Diluted	1,018	1,010	1,017	1,014

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2005 and 2004 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2005	2004	2005	2004
Revenues

Otis	$2,415	$2,193	$4,737	$4,295
Carrier	3,413	3,018	6,118	5,248
UTC Fire & Security	1,162	707	1,926	1,410
Pratt & Whitney	2,273	2,080	4,286	4,019
Hamilton Sundstrand	1,126	935	2,154	1,861
Sikorsky	704	623	1,309	1,183

Segment Revenues	11,093	9,556	20,530	18,016
Eliminations and other	59	66	29	252

Consolidated Revenues	$11,152	$9,622	$20,559	$18,268

Operating Profit

Otis	$422	$342	$844	$644
Carrier	393	354	545	416
UTC Fire & Security	53	32	92	63
Pratt & Whitney	368	295	708	501
Hamilton Sundstrand	170	140	322	271
Sikorsky	63	50	116	96

Segment Operating Profit	1,469	1,213	2,627	1,991
Eliminations and other	102	74	113	291
General corporate expenses	(82)	(70)	(163)	(145)

Consolidated Operating Profit	$1,489	$1,217	$2,577	$2,137

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2005 and 2004 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and six months ended June 30, 2005 and 2004 includes restructuring and related charges as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Restructuring and Related Charges
Otis	$18	$38	$23	$106
Carrier	25	71	50	184
UTC Fire & Security	1	—	2	—
Pratt & Whitney	2	23	12	74
Hamilton Sundstrand	17	10	26	30
Sikorsky	3	7	3	8

Segment Operating Profit	66	149	116	402
Eliminations and other	4	7	4	13
General corporate expenses	—	—	—	—

Consolidated Operating Profit	$70	$156	$120	$415

Consolidated results for the quarters and six months ended June 30, 2005 and 2004 include the following non-recurring items:

2005

Q2

•	Eliminations and Other: Approximately $75 million non-cash gain on shares held in Snecma, a French aerospace company, upon its merger with SAGEM. Approximately $45 million interest income related to 1994-1999 U.S. federal tax audits.

•	Income Taxes: Net favorable income tax adjustment of approximately $60 million, principally related to 1994-1999 U.S. federal tax audits. The tax impact of Hamilton Sundstrand’s divestiture of its Falk business was substantially offset by the tax benefit arising from the sale of a non-core Carrier refrigeration business. Neither transaction significantly impacted pre-tax earnings.

In the second quarter, the net impact of the above favorable items ($0.14 per share), together with $70 million of pre-tax restructuring and related charges ($0.05 per share), contributed $0.09 to earnings per share.

Q1

•	Eliminations and Other: Approximately $30 million gain from the sale of a portion of the shares held in Snecma.

2004

Q2

•	Eliminations and Other: Approximately $125 million interest income related to settlement of 1986-1993 U.S. federal tax audits.

•	Income Taxes: Favorable income tax adjustment of approximately $80 million, related to settlement of 1986-1993 U.S. federal tax audits.

In the second quarter, the net impact of the above favorable items, together with $156 million of pre-tax restructuring and related charges, contributed $0.07 to earnings per share on a post-split basis.

Q1

•	Eliminations and Other: $250 million gain following a payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by DaimlerChrysler in support of MTU Aero Engines GmbH.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	June 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$1,985	$2,265
Accounts receivable, net	7,374	6,315
Inventories and contracts in progress, net	5,874	5,078
Other current assets	2,062	2,012

Total Current Assets	17,295	15,670

Fixed assets, net	5,187	5,231
Goodwill, net	12,263	10,111
Intangible assets, net	3,000	2,016
Other assets	7,046	7,413

Total Assets	$44,791	$40,441

Liabilities and Shareowners’ Equity

Short-term debt	$598	$1,360
Accounts payable	3,975	3,490
Accrued liabilities	9,614	8,245

Total Current Liabilities	14,187	13,095

Long-term debt	6,615	4,231
Other liabilities	7,793	7,939
Minority interest in subsidiary companies	922	910

Total Liabilities	29,517	26,175

Shareowners’ Equity:
Common Stock	8,282	7,850
Treasury Stock	(6,616)	(6,312)
Retained Earnings	15,057	13,880
Accumulated other non-shareowners’ changes in equity	(1,449)	(1,152)

	15,274	14,266

Total Liabilities and Shareowners’ Equity	$44,791	$40,441

Debt Ratios:
Debt to total capitalization	32%	28%
Net debt to net capitalization	25%	19%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2005	2004	2005	2004
Operating Activities
Net Income	$971	$817	$1,622	$1,368
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	237	252	463	514
Deferred income taxes and minority interest	156	142	254	197
Stock compensation cost	36	33	71	76
Changes in working capital	(122)	(363)	(226)	(73)
Voluntary contributions to pension plans	(100)	(50)	(165)	(358)
Other, net	10	263	15	130

Net Cash Provided by Operating Activities	1,188	1,094	2,034	1,854

Investing Activities
Capital expenditures	(183)	(148)	(335)	(271)
Acquisitions and disposal of businesses, net	(2,241)	(162)	(2,361)	(203)
Other, net	(128)	(35)	(30)	33

Net Cash Used in Investing Activities	(2,552)	(345)	(2,726)	(441)

Financing Activities
Increase (decrease) in borrowings, net	1,805	(20)	1,070	(301)
Dividends paid on Common Stock	(209)	(165)	(417)	(331)
Repurchase of Common Stock	(260)	(264)	(375)	(480)
Other, net	75	4	157	108

Net Cash Provided (Used) in Financing Activities	1,411	(445)	435	(1,004)

Effect of foreign exchange rates	(25)	(17)	(23)	(14)

Net increase (decrease) in cash and cash equivalents	22	287	(280)	395

Cash and cash equivalents - beginning of period	1,963	1,731	2,265	1,623

Cash and cash equivalents - end of period	$1,985	$2,018	$1,985	$2,018

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	UTC adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment”, (SFAS 123(R)) as of January 1, 2005 using the modified retrospective method described in the standard. This standard requires the cost of stock options to be measured at fair value and recognized in the statement of operations on the grant date. In accordance with the standard all periods prior to January 1, 2005 were restated to reflect the impact of the standard as if it had been adopted on January 1, 1995, the original effective date of SFAS No. 123.

(2)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(3)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(4)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring revenues that are not included in organic growth in 2005 include approximately $45 million of interest income related to 1994 – 1999 U.S. federal tax audits and approximately $105 million investment gain (approximately $30 million recorded in the first quarter). Non-recurring revenues that were not included in organic growth in 2004 include the $125 million of interest income in connection with the second quarter tax settlement and the first quarter gain of $250 million associated with the payment from DaimlerChrysler.